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                                 Exhibit (h)(49)


      Recordkeeping Agreement dated as of January 1, 2002 between one Group
           Administrative Services, Inc. and One Group Mutual Funds.


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                             RECORDKEEPING AGREEMENT

         AGREEMENT made as of January 1, 2002 by and between One Group Administrative Services, Inc. ("Recordkeeper") and One Group Mutual Funds (the "Trust").

         WHEREAS, the Trust desires to enter into a Recordkeeping Agreement pursuant to which the Trust will retain the Recordkeeper or its designee to perform certain recordkeeping and accounting services and functions with respect to transactions in Trust shares ("shares") made by investment portfolios ("Portfolios") underlying certain qualified tuition plans ("Tuition Plans") on behalf of individuals participating in the Tuition Plans ("Plan Participant(s)"), and with respect to holdings of shares maintained by or on behalf of such Portfolios, when with respect to the Trust such Tuition Plans maintain with the Trust's transfer agent ("Transfer Agent") a single master shareholder account; and

         NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.       Services Provided by the Recordkeeper

         When and to the extent requested by the Trust, the Recordkeeper agrees to perform recordkeeping and account services and functions with respect to transactions in shares made by Portfolios, and with respect to holding of shares maintained by Portfolios, when with respect to the Trust, the Tuition Plan maintains with the Transfer Agent a single master shareholder account, the Recordkeeper will provide the following services:

         A. Maintain separate records for each Portfolio and Plan Participant reflecting shares purchased, redeemed and exchanged on behalf of such Portfolio, and outstanding share balances owned by such Portfolio.

         B. Prepare and transmit to the Tuition Plan and/or its Portfolios periodic account statements indicating the number of shares of the Trust owned by or for the benefit of the Portfolios and purchases, redemptions and exchanges made by such Portfolios.

         C. With respect to the Tuition Plan, aggregate all purchase, redemption and exchange orders made by or on behalf of the Portfolios and transmit instructions based on such aggregate orders ("Instructions") to the Transfer Agent for acceptance.

         D. Provide to the Trust, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of shares by or on behalf of the Portfolios as is reasonably requested.

         E. As agreed upon with the Trust, deliver or arrange for the delivery of appropriate documentation in connection with orders.

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2.       Appointment as Agent For Limited Purpose

         The Recordkeeper shall be deemed the agent of the Trust for the sole and limited purpose of receiving purchase, redemption and exchange orders from the Tuition Plan and/or the Portfolios and transmitting corresponding instructions to the Transfer Agent. Except as provided specifically herein, neither the Trust nor any person to which the Trust may delegate any of its duties hereunder shall be or hold itself out as an agent of the Transfer Agent or the Trust.

3.       Representations of Recordkeeper

         The Recordkeeper agrees, represents and warrants that:

         A. It will forward Instructions within such time periods and to such parties as are specified by the Trust, the Transfer Agent, the Trust's prospectuses and applicable law and regulation.

         B. At all times during the term of this contract, the Recordkeeper will maintain errors and omissions coverage in an amount not less than $1,000,000 per occurrence, and in the aggregate. A certificate of insurance evidencing such coverage will be provided by the Recordkeeper to One Group Mutual Funds as soon as is practicable after commencement of this Agreement.

4        Records and Reporting

         The Recordkeeper will maintain and preserve all records as required by law in connection with its provision of services under this Agreement. Upon the reasonable request of the Trust or the Transfer Agent, the Recordkeeper will provide copies of historical records relating to transactions involving the Trust and the Portfolios; written communications regarding the Trust to or from the Portfolios or Plan Participants; and other materials relating to the provision of services by the Recordkeeper under this Agreement. The Recordkeeper will comply with any reasonable request for such information and documents made by the Trust, or its board of Trustees or any governmental body or self-regulatory organization. The Recordkeeper agrees that, with respect to the Tuition Plans to which it is providing services under this Agreement, the Recordkeeper will permit the Trust, the Transfer Agent, or their representatives, to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services provided by the Recordkeeper. Notwithstanding anything herein to the contrary, the Recordkeeper shall not be required to provide the names and addresses of Plan Participants to the Transfer Agent or the Trust, unless applicable law or regulation otherwise requires.

5.       Ability to Provide Services

The Recordkeeper agrees to notify the Trust promptly if for any reason it is unable to perform its obligations under this Agreement.

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6.       Compensation

         A In consideration of performance of the services by the Recordkeeper hereunder, the Trust will compensate the Recordkeeper $18 per Plan Participant or as the Trust and the Recordkeeper may agree from time-to-time in writing.

         B. The Recordkeeper will permit the Trust and their representatives (including counsel and independent accounts) with reasonable access to its records to enable the Trust to verify that the Recordkeeper's charges hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up to four on-site inspections of the Recordkeeper's records each calendar year.

7.       Indemnification

         The Recordkeeper shall indemnify and hold harmless the Trust from and against any and all losses and liabilities that it may incur, including without limitation reasonable attorneys' fees, expenses and costs arising out of or related to the performance or non-performance by the Recordkeeper of its responsibilities under this Agreement, excluding, however, any such claims, suits, loss, damage or costs caused by, contributed to or arising from any non-compliance by the Trust with its obligations under this Agreement, as to which the Trust shall indemnify, hold harmless and defend the Recordkeeper on the same basis as set forth above.

8        Termination

         This Agreement may be terminated at any time by either parry hereto upon ninety (90) days written notice to the other. The provisions of paragraphs 4 and 7 shall continue in full force and effect after termination of this Agreement.

9.       Authority

         The execution and delivery of this Agreement has been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

10.      Confidentiality.

         In the course of processing and/or servicing shareholder transactions, Recordkeeper or its affiliates may acquire access to shareholder information or consumer information generally (collectively, "Customer Information") including, but not limited to, nonpublic personal information such as a Plan Participant's name, address, telephone number, account relationships, account balances and account histories. All information, including Customer Information, obtained in processing and/or servicing transactions shall be considered confidential ("Confidential Information").

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         A. Limitation on reuse. Recordkeeper shall not disclose such
         Confidential Information to any other person or entity, except as permitted under 17 C.F.R. 248.11, or use such Confidential Information other than as necessary, in the ordinary course of business:

                1. to effect or administer a shareholder transaction;

                2. as authorized or requested by a shareholder; or

                3. as required or permitted by any provision of Regulation S-P.

         Recordkeeper shall not directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in Section 248.12 of Regulation S-P.

11.      Subcontractors

         The Recordkeeper may, without further consent on the part of the Trust, subcontract for the performance hereof with a duly registered transfer agent; provided, however, that the Recordkeeper shall be fully responsible to the Trust for the acts and omissions of the transfer agent as it is for its own acts and omissions.

12.      Miscellaneous

         This Agreement represents the entire Agreement between the parties with regard to the matters described herein and may not be modified or amended except by written instrument executed by all parties. This Agreement may not be assigned by either party hereto without the prior written consent of the other parties. This Agreement is made and shall be construed under the laws of the State of Ohio. This Agreement supersedes all previous agreements and understandings between the parties with respect to its subject matter. If any provision of the Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of the Agreement shall not be affected thereby.

         The names `One Group Mutual Funds' and `Trustees of the One Group Mutual Funds' refer respectively to the Trust created and the Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of `One Group Mutual Funds' entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

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IN WITNESS HEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

         ONE GROUP MUTUAL FUNDS

         By:      /s/ Mark A. Beeson
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         Title:   President
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         ONE GROUP ADMINISTRATIVES SERVICES, INC. (Recordkeeper)

         By:      /s/ Robert L. Young
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         Title:   Chief Operating Officer
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